Exhibit 99.1

Media Contact:	Investor Contact:
Chris Olivera	Matt Hodges
Vice President,	Director,
Corporate Communications	Investor Relations
GameStop Corp.	GameStop Corp.
(817) 424-2130	(817) 424-2130

GAMESTOP ACQUIRES MICROMANIA, FRANCE’S LEADING VIDEO GAME RETAILER

TRANSACTION INCLUDES 332 LOCATIONS THROUGHOUT FRANCE

INCREASES GAMESTOP’S EUROPEAN PRESENCE TO 1,077 STORES

Grapevine, Texas, October 1, 2008 – GameStop (NYSE: GME), the world’s largest video game retailer, today announced that it has reached a definitive agreement to acquire Micromania, France’s leading video game retailer with 332 locations throughout the country, from private equity fund L Capital.

GameStop, which currently has no stores in France, will operate 5,889 locations worldwide in the United States, Canada, Australia, New Zealand and, with the Micromania acquisition, the European store count will top 1,077 stores located throughout France, Italy, Germany, Austria, Switzerland, Sweden, Norway, Denmark, Finland, Ireland, Spain and Portugal.

The transaction, for approximately US$700 million (€480 million) in cash, including the assumption of debt, is subject to clearance by the European Commission, and is expected to close in November of 2008. Under the terms of the agreement, GameStop will purchase virtually all of the outstanding shares of the company. GameStop intends to fund the transaction through cash on hand, a draw on its existing revolving credit facility, and a $150 million committed term loan from Bank of America.

R. Richard Fontaine, GameStop’s Executive Chairman, said “As we have accelerated our growth in Europe over the years, we have kept a close eye on the European retailers whose passion for the business is reflected in the quality of their stores and evident knowledge of their staff. Micromania has been that type of retailer.

“When the opportunity arose to purchase Micromania, and after meeting the executives who lead the company, we became convinced that expanding into Europe’s second largest video game market with Micromania’s management team and GameStop’s diverse experience was a great combination for profitable growth.”

Daniel A. DeMatteo, GameStop’s Chief Executive Officer, indicated that, “The transaction is a reflection of our belief that the European video game market is growing and will be an important part of GameStop’s worldwide growth.

“Historically, our most productive use of capital has, by far, been the addition of new stores whether opened organically or acquired. With the addition of Micromania, we have begun deployment of capital that we believe will help us achieve EPS growth of 25% or more in fiscal 2009, and set GameStop up for continued growth in the years to come. We expect this acquisition to be accretive to our fully diluted EPS in both the fourth quarter of fiscal 2008 and fiscal 2009.”

Pierre Cuilleret, who will remain Micromania’s President Directeur Général, said, “Micromania is a terrific brand. I am particularly pleased that the GameStop management team recognized the impassioned quality and importance of our sales advisors and senior managers. With GameStop as a partner, and with their history of seeking out new growth opportunities, I am very enthusiastic about our potential to expand the brand that has been built for over 25 years in France.”

Citi acted as financial advisor to GameStop, and Lazard Frere acted as financial advisors to Micromania’s shareholders. Bryan Cave LLP served as legal advisor to GameStop and Ayache Salama Associates served as legal advisor to Micromania’s shareholders.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. is the world's largest video game and entertainment software retailer. The company operates 5,557 retail stores in 16 countries worldwide. The company also operates two e-commerce sites, GameStop.com and EBgames.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise.

General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.

About Micromania

Founded in 1983, Micromania is the leading video game retailer in France with 332 stores. Since the end of August 2005, when Pierre Cuilleret (founder of The Phone House) became President of Micromania, the company has strengthened its position as a leader, opening more than 130 stores in 3 years. Micromania team members share a successful, growth focused culture, founded on a passion for video games, offering personalized advice and customer service. With annual revenues on a current run-rate exceeding €500 million, Micromania continues to build on its strong brand reputation. With its Megacarte loyalty program, and with initiatives such as the launch of its Pink Megacarte, hosting of in-store discovery events for senior people, Micromania has contributed to opening the video games market to a wider audience.

About L Capital

L Capital is a private equity fund sponsored by the luxury group LVMH. It has about € 600 million under management, and is focused on aspirational brands with high development potential and selective distribution. L Capital has 3 offices in Paris, Milan and Madrid and makes investments throughout Europe. Since 2001, L Capital has made 20 investments including Antichi Pelletieri, Gant, EMU, Stroili Oro, La Gardenia, Micromania, Forte Pharma, Imaginarium, Nutrition & Santé, Calligaris, Groupe Bertrand, Piazza Sempione, Princess Yachts, etc.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the proposed acquisition of Micromania, future financial and operating results, projected store openings, the company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure to close the Micromania acquisition, as a result of the inability to satisfy the closing conditions or otherwise; the inability to integrate Micromania’s management and operations into those of the Company on a timely and successful basis; the inability to obtain sufficient quantities of product to meet consumer demand, including Nintendo’s Wii; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations; and economic and other events that could reduce or impact consumer demand. Additional factors that could cause GameStop’s results to differ materially from those described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC and available at the SEC’s Internet site at http://www.sec.gov/ or http://investor.gamestop.com.